February 8, 2011

China Linen Textile Industry, Ltd.
Chengdong Street, Lanxi County,
Heilongjiang Province
People’s Republic of China
Tel: +86-455-563-5885
Fax: +86-451-8230-9971

Dear Sirs,

RE.: Consent to Filing of Amendment No. 1 of F-1 for China Linen Textile Industry, Ltd.

We hereby consent to incorporate by reference in this Amendment No. 1 of the Registration Statement of China Linen Textile Industry, Ltd., on Form F-1 /A of the financial statements of China Linen Textile Industry, Ltd. and its subsidiaries as of December 31, 2008 and 2007, stated in our report dated June 7, 2010. We also consent to the reference to us under the headings "Experts" in such Registration Statement.

Yours sincerely,

For and on behalf of

UHY Vocation HK CPA Limited

An independent member firm of UHY